EXHIBIT 99.1

Littelfuse Appoints Dr. Greg Henderson to Board of Directors

CHICAGO, May 15, 2023 – Littelfuse, Inc. (NASDAQ: LFUS), a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world, announced today the appointment of Dr. Greg Henderson, Senior Vice President of the Automotive & Energy, Communications, and Aerospace Group for Analog Devices, Inc. (NASDAQ: ADI), to the company’s board of directors, effective May 15, 2023.

“Greg is a seasoned global public company leader with extensive semiconductor experience across the broad range of end markets we serve,” said Dave Heinzmann, Littelfuse Chief Executive Officer. “His comprehensive technical skills, and management experience, will complement the Littelfuse board as we continue to execute our company’s growth strategy.”

“Given Greg’s familiarity with our industries, his appointment further strengthens our board’s talent and background, and we look forward to his leadership and contributions in the years to come,” said Gordon Hunter, Littelfuse Chairman of the Board of Directors.

Dr. Greg Henderson, 54, is the Senior Vice President of the Automotive & Energy, Communications, and Aerospace Group for Analog Devices, Inc., a semiconductor company specializing in data conversion, signal processing and power management technology. Prior to this, Greg served as the Vice President RF and Microwave Business for Analog Devices from 2014 to 2017, and as the Vice President RF and Microwave Business for Hittite Microwave Corporation until its acquisition by Analog Devices in 2014. Before coming to Hittite, Greg held various positions of increasing technical and leadership responsibility at Harris Corporation, Tyco Electronics, TriQuint Semiconductor and IBM (NYSE: IBM). Greg holds a bachelor’s degree in electrical engineering from Texas Tech University and a Ph.D. in electrical engineering from the Georgia Institute of Technology.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 18,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation and electronics end markets – everywhere, every day. Learn more at Littelfuse.com.

CONTACT:
Trisha Tuntland
Head of Investor Relations
(773) 628-2163

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